AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 2013

Registration No. 000-54887

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

BRIGHT MOUNTAIN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	27-2977890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6400 Congress Avenue, Suite 2250, Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	561-998-2440

Securities to be registered under Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	n/a

Securities to be registered pursuant to Section 12(g) of the Act:
Common stock, $0.01 par value
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

TABLE OF CONTENTS

Title Page Number

ITEM 1.

BUSINESS.

1

ITEM 1A.

RISK FACTORS.

7

ITEM 2.

FINANCIAL INFORMATION.

13

ITEM 3.

PROPERTIES.

17

ITEM 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

17

ITEM 5.

DIRECTORS AND EXECUTIVE OFFICERS.

18

ITEM 6.

EXECUTIVE COMPENSATION.

20

ITEM 7.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

21

ITEM 8.

LEGAL PROCEEDINGS.

22

ITEM 9.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS.

22

ITEM 10.

RECENT SALES OF UNREGISTERED SECURITIES.

23

ITEM 11.

DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

24

ITEM 12.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

24

ITEM 13.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

25

ITEM 14.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE.

25

ITEM 15.

FINANCIAL STATEMENTS AND EXHIBITS.

25

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This registration statement contains forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements include, among others, the following:

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our ability to raise sufficient working capital necessary to continue to implement our business plan and satisfy our obligations as they become due,

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our ability to continue as a going concern,

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our ability to develop revenue producing operations,

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our ability to establish our brand and effectively compete in our target market, and

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risks associated with the external factors that impact our operations, including economic and leisure trends.

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Forward-looking statements are typically identified by use of terms such as “may”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target” or “continue”, the negative of such terms or other comparable terminology, although some forward-looking statements may be expressed differently.  The forward-looking statements contained in this registration statement are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be inaccurate.  Management cautions all readers that the forward-looking statements contained in this registration statement are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements.

You should consider the areas of risk described in connection with any forward-looking statements that may be made herein, including under Risk Factors appearing later in this registration statement, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this registration statement in its entirety.  Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.  These forward-looking statements speak only as of the date of this registration statement, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

OTHER PERTINENT INFORMATION

Unless specifically set forth to the contrary, when used in this registration statement the terms “BMH”, “Bright Mountain,” “TheBright.com,” “we”, “our”, the “Company”, its subsidiaries Bright Mountain LLC and Five Peaks, LLC, both Florida limited liability companies and similar terms refer to Bright Mountain Holdings, Inc., a Florida corporation.

ii

ITEM 1.

BUSINESS.

Organization and Nature of Operations

We are a development stage company formed as a Florida corporation on May 20, 2010. Activities during the development stage have been principally devoted to organizational activities, raising capital, software development, evaluating operational activities and business opportunities.

We are developing a personal website “portal” designed to attract and retain Internet audiences whose main purpose is to be a starting point when connecting to or searching the World Wide Web (Web), with a special emphasis on consumer needs, original news, original content, employment opportunities and giving back. Our website, TheBright.com, seeks to fulfill its mission to help people in need by developing a profitable enterprise and giving back a portion of pre-tax operating profits to charity.

We filed this Form 10 on a voluntary basis in order to become a 12(g) registered company under the Securities Exchange Act of 1934 and 60 days after filing, this registration statement will be effective and we are automatically subject to future reporting obligations.  Given the development stage nature of our company, we do not believe we will be able to raise the necessary capital until a market for our common stock has been established.  At such time as the staff of the SEC advises us that it has no further comments on this registration statement, we intend to seek a market maker to file an application for the quotation of our common stock on the OTC Bulletin Board on Form 15(c)2-11.  While we reasonably believe we will be able to complete these steps, there are no assurances that we will be successful in ultimately raising the necessary capital.  Even if we are ultimately able to raise the capital, there are no assurances that our business model will be successful or that we will ever develop any revenue generating operations.

The Company is an “emerging growth company” under the provisions of the Jumpstart Our Business Startups Act, or the “JOBS” Act.” As part of the JOBS Act, companies with less than $1 billion in gross revenue can qualify as an “emerging growth company.” Therefore, the Company will qualify as an emerging growth company as defined in the JOBS Act, and, as such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to:

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Not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes Oxley Act,

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Reduced disclosure obligations regarding executive compensation in our periodic and annual reports,

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Not being required to comply with certain new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, and

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Not being required to obtain stockholder approval of any golden parachute payments not previously approved.

The Company intends to take advantage of the reduced disclosure obligations. Additionally, the Company will qualify as a “smaller reporting company” and thus have the advantage of not being required to provide the same level of disclosure as larger public companies. Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can elect to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to opt in to Section 107 and, therefore, will delay adoption of certain accounting standards applicable to public companies.

The Company could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which the Company’s annual gross revenues exceed $1 billion, (ii) the date that the Company becomes a “large accelerated filer” as defined in Rule 12b-2 under the Securities Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the Company’s common units that are held by non-affiliates exceeds $700 million as of the last business day of the Company’s most recently completed second fiscal quarter, and (iii) the date on which the Company has issued more than $1 billion in non-convertible debt during the preceding three-year period. At this time the Company expects to remain both a “small reporting company” and “emerging growth company” for the foreseeable future.

There is another publicly reporting company named “Bright Mountain Holdings, Inc.”, a Nevada corporation which is an Internet-based technology company headquartered in Fort Lauderdale. We have no association with this company.

Market Commentary

The Internet is a global system of interconnected computer networks that are linked by a broad array of electronic, wireless and optical networking technologies.  While many incorrectly assume that the Internet and the World Wide Web are one and the same, it should be noted here that the Internet is really the infrastructure that supports the vast amount of information and documents that constitute the World Wide Web or WWW.  The origins of the Internet go way back to the 1960s when the US Government in collaboration with private commercial interests built the first robust computer networks.  The National Science Foundation and other private ventures participated in the development of additional computer networks in the 1980s and ultimately led to worldwide participation in the development of new networking technologies and the merger of many of these networks.  This 30-year development of computer networks resulted in the commercialization of these networks in the 1990s, which further led to international popularity, and the incorporation of the Internet into virtually every aspect of modern human life.

Commerce

The Internet has enabled or accelerated new forms of human interactivity including instant messaging, Internet forums, and the current interest in social networking.  The biggest impact, however, on the worldwide economy has been the development of E-Commerce and all of the business activities now conducted through the Internet. E-Commerce is defined as the exchange of goods and services over the Internet. These activities include the proliferation of online shopping as well as business-to-business and financial services. Complete supply chains using the Internet have impacted how companies do business and have created efficiencies and reduced costs for thousands of different businesses from the big automakers to small local floral shops. The list of business activity conducted through the Internet today is virtually endless and continues to grow on a worldwide scale.

Worldwide Internet Usage

The chart below, which is derived from data published by Nielsen Online, shows on a worldwide basis the numbers of Internet users by region, penetration as a percentage of population and the growth of usage over the past decade.

World Internet Usage and Population Statistics June 30, 2012

	World	Internet
World Regions	Population (2012 Est.)	Users 12/31/00	Users Latest Data	Penetration % Population	%Growth 2000-2012	Users% Of Table
Africa	1,073,380,925	4,514,400	167,335,676	15.60%	3606.70%	7.00%
Asia	3,922,066,987	114,304,000	1,076,681,059	27.50%	841.90%	44.80%
Europe	820,918,446	105,096,093	518,512,109	63.20%	393.40%	21.50%
Middle East	223,608,203	3,284,800	90,000,455	40.20%	2639.90%	3.70%
North America	348,280,154	108,096,800	273,785,413	78.60%	153.30%	11.40%
Latin America/Caribbean	593,688,638	18.068,919	254,915,745	42.90%	1310.80%	10.60%
Oceania/Australia	35,903,569	7,620,480	24,287,919	67.60%	217.70%	1.00%
World Total	7,017,846,922	360,985,492	2,405,518,376	34.28%	566.40%	100.00%

While certainly impressive, there continues to be tremendous opportunities for growth.  According to Cisco Systems1, global mobile data traffic will quadruple from 2009 to 2014.  Additionally, global mobile Internet traffic, is expected to grow at a compound annual growth rate of 66% from 2012 to 2017.  This traffic is driven by a wide range of applications including online video, social networking, gaming as well as increased penetration of smartphones and tablets.

Web Portals

Today, most daily Internet users access the World Wide Web through their own personal favorite web portal.  These portals provide a whole host of information and services.  Most can be “customized” to provide the user with information or news that is of particular interest to him or her.  Users rarely have to pay for portal services.

The costs associated with providing users with free content, reliable delivery and sales and marketing efforts to attract users has made it much more difficult to generate profits from advertising alone. Over reliance on single revenue sources can ultimately prove to be a risky proposition. This had led portals to develop additional sources of revenue through their websites as a way to provide additional services and features to their users and a way to generate profitability. In the end, a portfolio of revenue generating sources appears a potential way to move forward, and portal operators are starting to realize the need for new business models.

TheBright.com

Website Overview

The website, www.TheBright.com, is owned and operated by Bright Mountain and management believes that it has its own unique characteristics including design elements like colors, shapes, layout and typefaces, as well as certain dynamic or interactive elements such as boxes, buttons and menus.  The “look and feel” of TheBright.com can, in management’s opinion, be described in terms such as “colorful”, “quality”, “fun” and “trustworthy”.  It contains in a number of sections a vast amount of consumer oriented information including:

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News content including national and international news, sports, entertainment, weather, and business news from Associated Press and McClatchy newspapers.

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Original content news stories exclusive to TheBright.com and written only for TheBright.com which has begun in November 2012.

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Financial Markets information, data, and news; visitors will be able to track their personal stock portfolios and research information on thousands of publicly traded companies.

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Free original content financial research reports written by TheBright.com that focus on value, income and speculative investments.

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Blog section, consisting of all original content, written by independent writers devoted to many different subjects and topics. We currently have seven active bloggers.

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Coupon section where visitors, each day, can print out directly from TheBright.com website hundreds of money-saving coupons to be used at a variety of stores and for a number of different products.

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Shopping section contains thousands of products specifically targeted to Internet users including books, electronics, house and home goods, outdoor gear, sporting goods, watches, and many others.

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Classifieds section is extensive and includes:

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Classified Home Page with 12 featured ads.

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Search Classifieds Page.

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Search Jobs Page with 4 featured ad spots and over 750,000 jobs to search plus a “tool box” of career tools and resources.

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Search Resume Page with 4 featured ad spots, over 4 million resumes to search and a set of tools and resources for recruiters and human resource managers.

———————

1 Cisco Systems, Inc. Visual Networking Index: Global Mobile Data Traffic Forecast Update, 2012 – 2017 dated February 6, 2013

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A Trading Post available to individuals seeking to buy and sell their “stuff”.

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Military Page, as part of the Jobs Page, with a military to civilian job search function, career, education, training and resource tools.

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Directory Page with 12 featured ad spots and a business and residential lookup feature.

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TheBright.com is developing a US Military Veteran honor roll where website users can list all living and deceased US Veterans. Access to this can be found on the Military Resources part of the Jobs page.

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A section of the website is devoted to “Giving Back” to a number of local, national and international charities, outlining their mission and objectives and enabling easy access for those wanting to make donations to help others in need.  The key part of the TheBright.com mission is not only to provide a conduit for charitable giving, but also to give 10% of all of TheBright.com pre-tax operating profits equally to the charities shown in the “Giving Back” section. Presently Bright Mountain does not have any operating income to give to these charities.

Finally, upon registration by its users, the TheBright.com home page is customizable based on individual interests. It has links to social media websites and enables Internet search directly from its header section from all website pages.

Business Strategy

Growth and retention of user traffic is paramount to TheBright.com success and specific efforts to develop this user traffic will include:

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Development of TheBright.com news.

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Exclusive TheBright.com news articles will be provided daily to its users. With five news writers at this time, management is planning for this service to be the source of several hundred original content articles that will be published monthly with other aggregated news sources such as the Associated Press and McClatchy newspapers.

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Blogs and other original content, such as periodic financial research reports written by TheBright.com staff, and by independent writers are currently being published. Management believes that frequently published original content is one of the keys to growing and maintaining our user base.

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Cultivation of celebrity spokes people to write blogs for Bright Mountain. TheBright.com is in early conversations with two possible celebrity bloggers but no agreement has been reached at this time.

Management believes TheBright.com website will facilitate consumers and businesses to conveniently shop and advertise utilizing its shopping and classified ad sections. TheBright.com shopping intends to provide consumers with a number of unique and interesting products that are often not available through mass-market websites.  The classified ad section of the TheBright.com website enables both businesses and consumers to sell their products or promote their business through a highly developed yet easy-to-use platform. Additionally, the Jobs Section, a separate area, has available over 750,000 job openings from companies all over the US, both large and well known, as well as small and local.

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Development of a Social Media Platform focused on Military Veterans and others that “protect us”, is being planned for TheBright.com website. Special public relations events in concert with and for the benefit of certain Veteran groups will be an integral part of TheBright.com initiative. Of note, TheBright.com sponsored an event on September 11, 2012 that featured a group of professional mountain climbers and disabled Veterans that climbed to the summit of the Grand Tetons in Wyoming.

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Strategic Acquisition Program: all of the programs and efforts to develop organic website traffic and bring users and consumers to TheBright.com website would be enhanced through potential strategic acquisition of other small Internet companies. TheBright.com management is committed to adding to its website platform or bringing under its umbrella, a number of Internet properties that will fit strategically into the company’s business objectives. As of this writing, we have not yet contacted any potential internet acquisitions.

Revenue Sources

Through the year ended December 31, 2012, the Company has earned revenues of approximately $60,000 from the sale of a number of products on the TheBright.com including watches, books, electronics and other items. A nominal amount of revenue (less than $1,000) has been earned from advertisements on TheBright.com, while the other potential sources of revenue below (exclusive of shopping) have yet to earn any revenues. As potential additional capital is raised and our business plan implemented, management projects that it will generate revenues from all of the potential sources of revenues listed below over the next 12 to 24 months as traffic to TheBright.com increases:

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Advertising. TheBright.com website has advertising locations available throughout for paid advertising.  These locations include high valued banner ads as well as strategically placed text and image ads throughout the website.  The initial population of ads for the TheBright.com website will be accomplished pursuant to agreements with Google Adsense and News Distribution Network, Inc. who, for a percent of the ad revenue will provide video, image, and text advertising via software programming to the TheBright.com website. The Company expects to receive approximately 25% to 68% of any ad revenue earned with the balance going to either Google Adsense or News Distribution Network, Inc., respectively, who are providing the services. The agreement with News Distribution Network, Inc. is for an initial term of one year and renews automatically unless either party seeks to terminate. The agreement with Google Adsense is terminable by either party at any time .. From inception revenue from these services has been approximately $850.

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Financial Research.  TheBright.com Special Situation investment research reports will be offered to subscribers for $99 per annum. These reports will focus on specific investment opportunities that become available due to special events that occur in the marketplace or are triggered by world events. Special Situations research is written by TheBright.com.

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Shopping.  TheBright.com Shopping section is a fully active web based “store” whereby shoppers can purchase a variety of products including watches, books, electronics, house and home goods, outdoor gear, sporting goods, and many other products. The Company maintains inventory on books and watches, which at December 31, 2012, was approximately $40,000. All other products for sale through TheBright.com are purchased from and are shipped directly to our customers from the supplier of these products at the time of the order. This is commonly known as “Drop Shipping”. There are no fees or revenue sharing associated with this service. The Company pays the supplier the wholesale price plus shipping cost for the item purchased by the customer. The supplier then ships the order directly to the customer from their inventory. TheBright.com currently uses several Drop Ship suppliers for products for sale on TheBright.com website. Some of these suppliers are the actual manufacturers of the products provided, while others are licensed wholesale distributors. We have agreements with Atlantic Publishing Group Inc. and WYNIT Distribution, LLC who are both Drop Ship suppliers. Presently there are over 1,600 products for sale on TheBright.com website that are provided by WYNIT, Inc. Customers that purchase products from TheBright.com “store” pay the Company directly in a fully enabled payment and checkout process that permits payments for purchases using credit cards or utilization of the Internet-based payment processing service PayPal.

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Classifieds.  TheBright.com Classifieds is an entire section of the website whereby customers can purchase directly from the website and post to the website a classified ad. Customers can choose a specific section of the website to post a classified ad, including those looking to buy or sell products, business opportunities or services. The classified ads range in price from a free basic ad to those priced up to $499 per month. Classified ad purchasers use the fully integrated software built into the website to design and post their ad and pay for their ad using a credit card or utilization of the Internet based payment processing service PayPal directly on the website. TheBright.com Classifieds includes a Yellow Pages directory, which is free to all users.

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Jobs.  Over 750,000 jobs are listed on TheBright.com. and there is no charge to anyone wanting to search through the jobs. Prospective jobseekers may post their own resume directly on TheBright.com website using a built-in interactive feature that makes this task easy. The posting of a resume costs between $0 for basic resumes up to $89.99 per month for resumes with extended features. Additionally, TheBright.com has acquired from Active Hire, Inc. pursuant to a Service Reseller Agreement and has made available on its website over 4,000,000 resumes for viewing.  Employers or recruiters can access this large database for $299 per month. For each monthly membership we sell to employers or recruiters we pay Active Hire, Inc. $60 or 50% of the fee, whichever is greater.

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Coupons. TheBright.com Coupons section provides easy access to hundreds of coupons enable website visitors to save money on everyday items including food products, health care goods, apparel and many other items.  There is no cost for this service to either the visitor or the Company.  Consumers simply electronically “clip” on a coupon from TheBright.com and print it out for presentation at the super market or other outlet. Coupons are provided by Coupons.com at no cost to us and we are paid by Coupons.com approximately 3 to 4 cents each time a visitor prints out a coupon from its website.

Competition

The Internet and industries that operate through it are intensely competitive. We compete with other companies that have significantly greater financial, technical, marketing, and distribution resources. Our competitors include Yahoo and AOL for our homepage; Huffington Post and Foxnews.com for our news pages; Amazon.com for Shopping; Craig's List for classifieds; and Monster.com and Career Builder for Jobs.

We believe that we can be competitive because TheBright.com will be a website whose mission is to give back 10% of all pre-tax profits to charity. Although our competition is formidable, management believes in the positive force of goodwill throughout America, and that all things being equal, people will visit, read, and shop in an environment of "giving back" vs. a similar one that does not give back, especially when the product, price, and terms are the same.

Management also believes that the 10% extra cost (giving back) of doing business is a meaningful barrier to entry, particularly for mature companies whose cost structure is well established. However, this may not hinder new companies who build the 10% cost into their business models.

Employees

At March 20, 2013, we have five full-time employees.  There are no collective bargaining agreements covering any of our employees.

ITEM 1A.

RISK FACTORS.

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this registration statement before deciding to invest in our common stock.

General Business Risk Factors

Risks Related to the Early Stage of our Company

We are a development stage company and our success is subject to the substantial risks inherent in the establishment of a new business venture.

The implementation of our business strategy is in a very early stage. Our business and operations should be considered to be in an early stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, our intended business and operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our consolidated financial condition, business prospects and operations and the value of an investment in our company.

We have a very limited operating history and our business plan is unproven and may not be successful.

Our company was formed in May 2010 but we have not yet begun full-scale operations. We have not sold any substantial amount of products through our websites and do not have any definitive agreements to do so. We have not proven that our business model will allow us to generate a profit.

We have suffered operating losses since inception and we may not be able to achieve profitability.

Our company has generated operating losses of $1,677,344 since inception through December 31, 2012 and we expect to incur significant developmental expenses in the foreseeable future related to the completion of development and commercialization of our websites. As a result, we are sustaining substantial operating and net losses, and it is possible that we will never be able to sustain or develop the revenue levels necessary to attain profitability or generate positive cash flows.

Our Independent Registered Public Accounting Firm has issued a “going concern” opinion which is cautionary to potential shareholders.

In our most recent audit our Independent Registered Public Accounting Firm expressed an opinion commonly called the “Going Concern Opinion”,  in which they indicate substantial doubt that our company can continue due to lack of capital and revenues.  This should indicate to potential investors that our business could fail in its current condition.

We may have difficulty raising additional capital, which could deprive us of necessary revenues.

We expect to continue to devote significant capital resources to fund research and development. In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through public or private debt or equity financing, collaborative relationships or other arrangements. Our ability to raise additional financing depends on many factors beyond our control, including the state of the capital markets, the market price of our common stock and the development or prospects for development of competitive technology by others. Sufficient additional financing many not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

We expect to raise additional capital during 2013 but we do not have any firm commitments for funding. If we are unsuccessful in raising additional capital, or the terms of raising such capital are unacceptable, we may have to modify our business plan and/or significantly curtail our planned activities and other operations.

There are substantial doubts about our ability to continue as a going concern and if we are unable to continue our business, our shares may have little or no value.

The company’s ability to become a profitable operating company is dependent upon its ability to generate revenues and/or obtain financing adequate to fulfill its research and market introduction activities, and achieving a level of revenues adequate to support our cost structure has raised substantial doubts about our ability to continue as a going concern. We plan to attempt to raise additional equity capital by selling our shares through one or more private placement or public offerings. However, the doubts raised, relating to our ability to continue as a going concern, may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

If our business grows, we will be required to manage multiple relationships. Any further growth by us or our subsidiaries, or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to implement our business plan, and could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

By opting in to Section 107(b) of the Jobs Act, our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 107(b)(2), which allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election our financial statements may not be comparable to companies that comply with public company effective dates.

Risks Related to Bright Mountain’s Business and Industry

Bright Mountain expects to rely upon trademark, copyright and trade secret laws to protect its proprietary rights, which might not provide Bright Mountain with adequate protection.

Bright Mountain’s success and ability to compete depend to a significant degree upon the protection of Bright Mountain’s intellectual property rights, including without limitation its trademarks, trade names and trade secrets. Bright Mountain might not be successful in protecting Bright Mountain’s intellectual property, and Bright Mountain’s intellectual property rights might not provide Bright Mountain with a meaningful competitive advantage. To protect Bright Mountain’s intellectual property, Bright Mountain expects to rely on a combination of trademark, copyright and trade secret laws, each of which affords only limited protection. Any inability to protect Bright Mountain’s intellectual property rights could seriously harm Bright Mountain’s business, operating results and financial condition. In addition, the laws of some foreign countries do not protect Bright Mountain’s proprietary rights in Bright Mountain’s products to the same extent, as do the laws of the United States. Despite the measures taken by Bright Mountain, it may be possible for a third party to copy or otherwise obtain and use Bright Mountain’s intellectual property without authorization.

Policing unauthorized use of Bright Mountain’s intellectual property rights is difficult, and litigation could become necessary in the future to enforce Bright Mountain’s intellectual property rights. Any litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management attention and resources, and materially harm Bright Mountain’s business, financial condition and results of operations.

Claims that Bright Mountain infringes upon third parties’ intellectual property rights could be costly to defend or settle.

Bright Mountain may, from time to time, encounter disputes over rights and obligations concerning intellectual property. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires Bright Mountain to pay substantial damages. A judgment could also include an injunction or other court order that could prevent Bright Mountain from selling its products. Bright Mountain’s business, consolidated operating results and financial condition could be harmed if any of these events occurred.

Bright Mountain could incur substantial costs in defending itself against infringement claims. In the event of a claim of infringement, Bright Mountain might be required to obtain one or more licenses from third parties. Bright Mountain might be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such required licenses could harm Bright Mountain’s business, consolidated operating results and consolidated financial condition.

Bright Mountain depends on the services of our Chairman.

Our success largely depends on the efforts, reputation and abilities of W. Kip Speyer. Bright Mountain intends to leverage his experience and reputation to develop and launch its products and services. As such, the loss of the services of Mr. Speyer could materially harm Bright Mountain business. In addition, we do not presently maintain a key-man life insurance policy on Mr. Speyer.

Bright Mountain’s failure to retain and attract qualified personnel could harm Bright Mountain’s business.

Bright Mountain’s success depends on Bright Mountain’s ability to attract, train and retain qualified personnel. Competition for qualified personnel is intense and Bright Mountain may not be able to hire sufficient personnel to achieve Bright Mountain’s goals or support the anticipated growth in Bright Mountain’s business. The market for the personnel Bright Mountain requires is competitive. If Bright Mountain fails to attract and retain qualified personnel, Bright Mountain’s business will suffer.

Additionally, companies whose employees accept positions with competitors often claim that such competitors have engaged in unfair hiring practices. Bright Mountain may receive such claims in the future as Bright Mountain seeks to hire qualified employees. Bright Mountain could incur substantial costs in defending against any such claims.

Bright Mountain may have difficulty managing any future growth.

To implement Bright Mountain’s business objectives, it may need to grow rapidly in the future and Bright Mountain expects that such growth would lead to increased responsibility for both existing and new management personnel. To help manage future growth effectively Bright Mountain must maintain and enhance its financial and accounting systems and controls, hire and integrate new personnel and manage expanded operations. The growth in business, headcount and relationships with customers and other third parties is expected to place a significant strain on Bright Mountain’s management systems and resources. Bright Mountain will need to continue to improve its operational, managerial and financial controls, reporting systems and procedures, and will need to continue to expand, train and manage its work force. Bright Mountain’s failure to manage its future growth successfully would have a material adverse effect on the quality of its products and technology, its ability to retain customers and key personnel and its operating results and financial condition.

Bright Mountain’s current management must manage transition to a reporting company, which may put it at a competitive disadvantage.

Bright Mountain’s management team may not successfully or efficiently manage our transition into a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. In particular, these new obligations will require substantial attention from our executive officers and may divert their attention away from the day-to-day management of our business, which would materially and adversely impact our business operations. Bright Mountain intends to hire additional executive level employees, but there can be no assurance that our current or future management team will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance, and reporting requirements. Our failure to do so could lead to penalties, loss of trading liquidity, and regulatory actions and further result in the deterioration of our business through the redirection of resources.

Bright Mountain may not be successful at marketing our website or the underlying products.

We may not be able to market our website or the underlying products and any financial or research efforts we exert to develop, commercialize or promote our website and products many not result in any revenue or earnings.

We may lose out to larger and better-established competitors.

The Internet and industries that operate through it are intensely competitive. Most of our competitors have significantly greater financial, technical, marketing and distributions resources as well as greater experience in the industry than we have. Our website may not be competitive with other technologies. If this happens, our sales and revenues will likely decline. In addition, our current and potential competitors may establish cooperative relationships with larger companies, to gain access to greater development or marketing resources. Competition may results in price reductions, reduced gross margins and loss of market share. Our website may be displaced by newer technology.

The Internet is undergoing significant and rapidly growing technological change.

Third parties may succeed in developing or marketing technologies or products that are more effective than those developed or marketed by us, or that would make our technology and website obsolete or non-competitive. Accordingly, our success will depend, in part, on our ability to respond quickly to technological changes through the development and introduction of website changes and products. We may not have the resources to do this. If our website becomes obsolete and we do not develop a new website or secure and develop new products, our revenues may decline.

The acquisition of new businesses is costly and these acquisitions may not enhance our financial condition.

A significant element of our growth strategy is to acquire companies, which complement our business. The process to undertake a potential acquisition can be time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence on our potential acquisition targets and there is no guarantee that we will acquire the company after completing due diligence. The process of identifying and consummating an acquisition could result in the use of substantial amounts of cash and exposure to undisclosed or potential liabilities of acquired companies. In addition, even if we are successful in acquiring additional companies, there are no assurances that the operations of these businesses will enhance our future financial condition. To the extent that a business we acquire does not meet the performance criteria used to establish a purchase price, some or all of the goodwill related to that acquisition could be charged against our future earnings, if any.

Our management may be unable to effectively integrate our acquisitions and to manage our growth and we may be unable to fully realize any anticipated benefits of these acquisitions.

We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies. Acquired companies’ histories, the geographical location, business models and business cultures will be different from ours in many respects. Successful integration of these acquisitions is subject to a number of challenges, including:

•

the diversion of management time and resources and the potential disruption of our ongoing business;

•

difficulties in maintaining uniform standards, controls, procedures and policies;

•

unexpected costs and time associated with upgrading both the internal accounting systems as well as educating each of their staff as to the proper methods of collecting and recording financial data;

•

potential unknown liabilities associated with acquired businesses;

•

the difficulty of retaining key alliances on attractive terms with partners and suppliers; and

•

the difficulty of retaining and recruiting key personnel and maintaining employee morale.

There can be no assurance that our efforts to integrate the operations of any acquired assets or companies will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized.

Technological problems may impact our operations and any capacity constraints or system disruptions could have a material adverse effect.

We rely heavily on technology to sell and deliver our products. Our ability to attract and retain customers, compete and operate effectively depends in part on a reliable and easy to use technology infrastructure. Any disruption to the Internet or our technology infrastructure, including those affecting our websites and computer systems, may cause a decline in our customer satisfaction, impact our sales volumes or result in increased costs. Although we continue to invest in our technology, if we are unable to continually add software and hardware, effectively manage and upgrade our systems and network infrastructure, and develop effective system availability, disaster recovery plans and protection solutions, our business may be adversely affected which could negatively impact our results of operations in future periods.

We may need additional capital, which, if obtained, could result in dilution or significant debt service obligations. We may not be able to obtain additional capital on commercially reasonable terms, which could adversely affect our liquidity and financial position.

We may require additional cash resources due to changed business conditions or other future developments. If our current sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure to raise additional funds on favorable terms could have a material adverse effect on our liquidity and financial condition.

We have all of the risk of new untested venture, and investors could lose their investment as a result of any of such risks.

We are a development stage business.  We have a limited history of operation and no history of earnings.  As a new development stage business, we will be subject to all of the difficulties associated with establishing a new business enterprise, including the following: hiring and retaining skilled employees or contractors; licensing, permitting, and operating problems; competing with established operators; and implementing the business infrastructure and support systems to effectively carryout the business plan.

Risk Factors Relating to our Common Stock

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

Currently there is not a public market for our common stock. We intend to seek a listing for our common stock on the OTC Bulletin Board.  Once listed, as to which there are no assurances, there can be no assurance that a trading market will develop or be maintained in the future.

The market price of our common stock may be volatile.

The market price of our common stock, once listed, will likely be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our Common Stock is considered “penny stock.”

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may become less than $5.00 per share and therefore a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares.

FINRA sales practice requirements may also limit a stockholders ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must have reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

An investor’s ability to trade our common stock may be limited by trading volume.

A consistently active trading market for our common stock may not occur on the OTCBB. A limited trading volume may prevent our shareholders from selling shares at such times or in such amounts, as they may otherwise desire. The company’s shares may never be quoted on the OTC Bulletin Board or listed on an exchange.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control

Our common stock ownership is highly concentrated. Through ownership of shares of our common stock, one shareholder, W. Kip Speyer, Chairman, beneficially owns approximately 55% of our total outstanding shares of common stock. As a result of the concentrated ownership of the stock, this stockholder, acting alone, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It would also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We have not voluntarily implemented various governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements; other have been adopted by companies in response to the requirements; others have been adopted by companies in response to the requirements of national securities exchanges, such as NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ, are those that address the board of director’s independence, audit committee oversight and the adoption of a code of ethics. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees, may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never paid dividends on our common stock and we do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

ITEM 2.

FINANCIAL INFORMATION.

The following discussion is intended to provide an analysis of our consolidated financial condition and should be read in conjunction with our consolidated financial statements and the notes thereto set forth herein. The matters discussed in these sections that are not historical or current facts deal with potential future circumstances and developments.  Our actual results could differ materially from the results discussed in the forward-looking statements.  Factors that could cause or contribute to such differences include those discussed below.

Overview

We are a development stage company organized in May 2010. Bright Mountain is developing a personal website “portal” designed to attract and retain Internet audiences whose main purpose is to be a starting point when connecting to or searching the World Wide Web (Web), with a special emphasis on consumer needs, original news, original content, employment opportunities and giving back. Our website seeks to fulfill its mission to help people in need by developing a profitable enterprise and giving back a portion of pre-tax operating profits to charity.

The website, www.TheBright.com, has its own unique characteristics including design elements like colors, shapes, layout and typefaces, as well as certain dynamic or interactive elements such as boxes, buttons and menus.  Management believes that the “look and feel” of Bright Mountain can be described in terms such as “colorful”, “quality”, “fun” and “trustworthy”.  It contains in a number of sections a vast amount of consumer oriented information including aggregated and original news content, financial markets information and data, blogs, coupons, shopping, classified ads, and giving back.

Basis of Presentation - Development Stage Company

We have only earned nominal revenues from limited operations. Accordingly, our activities have been accounted for as those of a “development stage enterprise” as set forth in Financial Accounting Standards Board Accounting Standard Codification (“FASB ASC”) 915. Among the disclosures required by FASB ASC are that our consolidated financial statements be identified as those of a development stage company, and that the statements of operations, shareholders’ equity (deficit) and cash flows disclose activity since the date of our inception.

Critical Accounting Policies

We have identified the policies below as critical to our business operations and the understanding of our results from operations.  The impact and any associated risks related to these policies on our business operations are discussed throughout this Financial Information section where such policies affect our reported and expected financial results.  For a detailed discussion on the application of these and other accounting policies, see Note (1) in the Notes to the Consolidated Financial Statements beginning on page F-1 of this document. Note that our preparation of this document requires us to make estimates and assumptions that may affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period.

Application of Section 107(b) of Jobs Act.

The Company is an emerging growth company; therefore, we have elected to use the extended transition period to comply with new or revised accounting standards under Section 107(b)(2)(B) of the Jobs Act. As a result of this election, our consolidated financial statements may not be comparable to companies that comply with public company effective dates.

Revenue recognition

Revenue is recognized on an accrual basis after services have been performed or products sold under contract terms, the price to the client is fixed or determinable, and collectability is reasonably assured.

Inventory Policy

Inventories are stated at the lower of cost or market, with cost determined using a first-in, first-out method.

Long-Lived Assets

The Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment.  If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Stock-Based Compensation

The Company accounts for stock-based instruments issued to employees for services in accordance with ASC Topic 718. ASC Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees.  The value of the portion of an employee award that is ultimately expected to vest is recognized as an expense over the requisite service periods using the straight-line attribution method.  The Company accounts for non-employee share-based awards in accordance with the measurement and recognition criteria of ASC Topic 505-50, Equity-Based Payments to Non-Employees. The Company estimates the fair value of stock options by using the Black-Scholes option-pricing model.

Plan of Operations

We recently commenced our website operations. As a development stage company, we are engaged in ongoing website development and branding, marketing, advertising and promotion.

As of December 31, 2012, our operating activities have been funded by the private sale of the Company’s common stock in the amount of $1,725,000 (includes $20,000 of stock issued for services rendered) as well as by shareholder long-term loans in the amount of $300,000. At December 31, 2012, we had cash of $336,684 compared to our cash balance of $328,749 as of December 31, 2011. In order to be able to continue current operations and fully implement our business strategy it is projected that we will need to raise additional capital.  While we believe that we can raise $1 million as a private company, we believe any additional financing beyond $1 million will require that there is a trading market for our common stock.  Accordingly, at such time as the staff of the SEC has no further comments on this registration statement, we intend to seek a market maker to file an application for the quotation of our common stock on the OTC Bulletin Board.  Thereafter, we will seek to raise an additional $3 million from the sale of equity, convertible debt or a combination of equity and convertible debt.

We expect to initially seek to raise proceeds of $1 million through a private placement to finance our operations over the next 12 months.  During that period of time we intend to use the proceeds to help achieve our strategic goals of increasing visitors to TheBright.com and to increase quarterly revenues. We will attempt to achieve these goals by:

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Hiring additional writers and bloggers to increase the amount of original content on TheBright.com.

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Engage celebrity spokes people who will write articles, blogs, and submit videos for publication on TheBright.com.

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Lease a small warehouse facility to allow the company to properly inventory and ship products to continue to grow TheBright.com “shopping” business.

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Hire programmers to develop TheBright.com social network for “those that protect us” including military veterans, active duty military, first responders, firemen and police.

Management believes that these actions will result in monthly unique visitor traffic of 100,000 or more and quarterly revenue increases to $60,000 after year one.

The proceeds of a $1 million financing is expected to be used in the following manner:

Yr. 1
Ongoing website development and operation	$100,000
General and administrative expenses	400,000
Rent and facility expenses	50,000
Legal and audit expenses	100,000
Insurance costs- liability, E&O, D&O, workers comp	50,000
Branding, marketing, advertising and promotion	200,000
Inventory and warehouse facility	100,000
Total	$1,000,000

The actual use of the proceeds of any funds raised will be determined at the sole discretion of management at the time the offering is closed and based upon what management believes will be the most effective use of the funds to further the development of the business. We cannot be sure we will achieve the goals listed above.

Following the first twelve months and assuming the closing of the private offering, our priorities for the next 24 months will be to:

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Continue to hire additional writers of original content

•

Look for small to midsize websites for acquisitions that fit our strategic goals.

•

Engage additional celebrity bloggers to continue driving traffic to TheBright.com.

•

Advertise TheBright.com shopping section.

•

Continue to develop the social network for “those that protect”.

•

Promote the classifieds and jobs sections.

Management believes that these actions will result in growth of monthly unique visitors to 250,000 and quarterly sales revenues to $150,000 after year two. There can be no assurances that we will achieve these goals.

Assuming we are successful in raising the $3 million in equity, convertible debt or a combination of both, the proceeds will be used over a 24-month period as follows:

	Year 2	Year 3
Ongoing website development and operation	$100,000	$100,000
General and administrative expenses	500,000	700,000
Rent and facility expenses	75,000	75,000
Legal and audit expenses	125,000	125,000
Insurance costs- liability, errors and omissions, directors and officers, workers comp	75,000	75,000
Branding, marketing, advertising and promotion	250,000	250,000
Inventory and warehouse facility	250,000	300,000
Total	$1,375,000	$1,625,000

Certain of the above expenditures involve expansion of the Company’s current facility or the addition of other corporate facilities, hiring of additional personnel, and the identification of strategic Internet businesses that will complement our existing website or represent a valuable partner in our overall business strategy.  There are no assurances that we will be able to identify and secure new facilities, personnel or partners.  The level of these future activities will be dependent on the amount and timing of funds raised.

Results of Operations

For the year ended December 31, 2012 compared to the year ended December 31, 2011

Revenue: The Company’s revenues increased from zero during the twelve months ended December 31, 2011 to $65,089 for the twelve months ended December 31, 2012. This reflects the early development of revenues from the sale of Company products, including approximately $61,000 from the sale of watches, $1,300 from the sale of electronics and $1,700 from the sale of books and jewelry.

Operating Expenses: The Company’s operating expenses increased from $685,001 during the twelve months ended December 31, 2011 to $930,009 for the twelve months ended December 31, 2012. The increase in operating expenses can be attributed to ongoing implementation of the Company’s business plan as well as incurring certain operating expenses during 2012 that were new compared to 2011. These expenses include payroll expense totaling $398,869 in 2012 vs. $382,429 in 2011 plus the hiring of three additional part-time workers in 2012 at a cost of 27,631 vs. $4,104 in 2011. The Company ramped up development of its website during 2012 and incurred the following expenses: software development expenses totaled $123,262 during 2012 vs. $51,955 in 2011; website content expenses totaled $64,608 in 2012 vs. $12,745 in 2011; search engine optimization (SEO) expenses totaled $8,708 during 2012 vs. $750 in 2011; errors and omissions (E&O) insurance for website operations increased during 2012 to $19,841 vs. $6,468 in 2011; and, website advertising and marketing expenses totaled $95,330 during 2012 vs. $33,406 in 2011. The Company incurred audit fees of $26,086 during 2012 vs. $0 in 2011 while all other general and administrative expenses excluding E&O insurance and audit fees decreased during 2012 to $165,674 from $193,144 in 2011.

Interest Expense: The Company’s interest expense increased from $0 for the twelve months ended December 31, 2011 to $11,145 for the twelve months ended December 31, 2012 due to the issuance of Notes to Related Parties in the total amount of $300,000 dated August 1, 2012 and November 1, 2012, and interest related to an insurance premium finance loan payable.

Net loss from operations: The Company’s net loss from operations increased from $685,001 during the twelve months ended December 31, 2011 to $920,730 for the twelve months ended December 31, 2012 due primarily to the increase in operating expenses attendant to the implementation of its business plan.

Liquidity and Capital Resources

Since inception, May 10, 2010, through December 31, 2012, we had a net loss of $1,677,344 and at December 31, 2012, we had working capital of $345,377. These development stage losses have been funded through the sale of our common stock and shareholder loans. Cash proceeds from the sale of our common stock is $1,705,000 through December 31, 2012. Shareholder loans received during 2012 totaled $300,000 with a balance outstanding at December 31, 2012, of $293,305 (including the current portion of $19,104.While we generated nominal revenues during 2012, we do not anticipate that we will generate sufficient income to fund our operations for at least the next 12 months. During that period of time we will need to obtain additional equity or debt financing of $1 million as to which, at this time, we have no assurances of its availability, and if available, its terms.

Presently, our monthly operating overhead is approximately $70,000. We intend to increase this overhead to $100,000 if we are able to raise additional capital with the initial proceeds being used for an increase in general and administrative expenses, branding, marketing, advertising and promotion, ongoing website development and operation and inventory. In the absence of additional funding, we will need to decrease our expenses, which will adversely impact on our plan of operations.

Going Concern

The independent registered public accounting firm's report on the Company's consolidated financial statements as of December 31, 2012 and 2011 includes a “going concern” explanatory paragraph that describes substantial doubt about the Company's ability to continue as a going concern.

The Company is dependent on raising additional equity and/or, debt to fund any negotiated settlements with its outstanding creditors and meet its ongoing operating expenses. There is no assurance that the Company will be able to raise the necessary equity and/or debt that the Company will need to be able to negotiate acceptable settlements with its outstanding creditors or fund its ongoing operating expenses.  The Company cannot make any assurances that the Company will be able to raise funds through such activities.

ITEM 3.

PROPERTIES.

Our principal mailing address is 6400 Congress Avenue, Suite 2250, Boca Raton, FL  33487, and the telephone number is (561) 998-2440; and the facsimile number is (561) 998-2660.

We lease approximately 2,000 square feet under a lease expiring on April 3, 2014. Our annual rental for this facility is approximately $45,000 for 2013 and $12,000 for the period January 2014 through March 31, 2014.

ITEM 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information with respect to the beneficial ownership of our Company's outstanding common stock by:

•

each person who is known by us to be the beneficial owner of five percent (5%) or more of our common stock;

•

Our chief executive officer, its other executive officers, and each director as identified in the “Management -- Executive Compensation” section; and

•

all of the Company's directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock and options, warrants and convertible securities that are currently exercisable or convertible within 60 days of the date of this document into shares of our common stock are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information below is based on the number of shares of our common stock that we believe was beneficially owned by each person or entity as of December 31, 2012 based on 15,230,000 shares of common stock issued and outstanding.

Names and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Class Beneficially Owned
W. Kip Speyer, Chief Executive Officer, President and Chairman of the Board	8,314,000	54.59%
Gregory J. Stepic, Chief Financial Officer (2)	0	0
Todd F. Speyer, Director (3)	300,000	1.97%
Todd Davenport, Director (4)	20,000	0.13%
Andrew Handwerker (5)	1,800,000	11.82%

All officers and directors as a group (four persons) (2) (3) (4)	8,634,000	56.69%

———————

(1)

Except as noted above the business address for all listed individuals or entities is Bright Mountain Holdings, Inc., 6400 Congress Avenue, Suite 2250, Boca Raton, FL  33487.

(2)

Does not include options to purchase 100,000 shares at $0.25 per share granted January 3, 2011, which vest annually over four years.

(3)

Does not include options to purchase 100,000 shares at $0.25 per share granted January 3, 2011, which vest annually over four years.

(4)

Does not include options to purchase 30,000 shares at $0.50 per share granted February 17, 2012, which vest annually over three years.

(5)

Of these shares, 1,600,000 are owned jointly with Barbara Handwerker, his wife.

Rule 13d-3 under the Securities Exchange Act of 1934 governs the determination of beneficial ownership of securities.  That rule provides that a beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security.  Rule 13d-3 also provides that a beneficial owner of a security includes any person who has the right to acquire beneficial ownership of such security within sixty days, including through the exercise of any option, warrant or conversion of a security.  Any securities  not  outstanding  which are subject to such options, warrants or conversion  privileges are deemed to be outstanding  for the purpose of computing the percentage of outstanding securities of the class owned by such person.  Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.  Included in this table are only those derivative securities with exercise prices that we believe have a reasonable likelihood of being “in the money” within the next sixty days.

ITEM 5.

DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth information as to persons who currently serve as Bright Mountain directors or executive officers, including their ages as of January 15, 2013.

Name	Age	Position
W. Kip Speyer	64	CEO, President, Chairman
Gregory J. Stepic	62	CFO, Secretary
Todd F. Speyer	31	Director, Director of Business Development and Website Manager
Todd Davenport	62	Director

Biographical Information

W. Kip Speyer has been our CEO, President and Chairman since May 2010. From 2005 to 2009 Mr. Speyer served as a director, the president and chief executive officer of Speyer Door and Window, LLC, which was sold to Haddon Windows, LLC (SecuraSeal, LLC, AccuWeld Corporation) in December 2009. From October 2002 to May 2005 Mr. Speyer had been a private investor. Mr. Speyer was president and chief executive officer of Intelligent Systems Software, Inc. (ISSI) from October 2000 through June 2002, whereby Mr. Speyer became chief executive officer of ICAD, Inc. (ICAD: Nasdaq) which was a combination of ISSI and Howtek, Inc. (HOWT:Nasdaq). Mr. Speyer was the president and chief executive officer of Galileo Corporation (GAEO: Nasdaq) from 1998 to 1999. Galileo Corporation changed its name to NetOptix (OPTX: Nasdaq) and was merged with Corning Corporation (GLW: NYSE) in a stock purchase in May 2000. From 1996 to 1998 Mr. Speyer was the president of Leisegang Medical Group, three medical device companies owned by Galileo Corporation. Prior to joining Galileo Corporation, Mr. Speyer founded Leisegang Medical, Inc. and served as its president and chief executive officer from 1986 to 1996. Leisegang Medical, Inc. was a company specializing in medical devices for women’s health. From 1982 to 1985 Mr. Speyer served as president of Hays Medical Companies, a six-company multi-national and part of the Hays Group. Mr. Speyer is a graduate of Northeastern University, Boston, Massachusetts, where he earned a Bachelor of Science Degree in Business Administration in 1972.  Mr. Speyer was chosen as a director for his experience as CEO and Chairman of other public and private companies.

Gregory J. Stepic has been our CFO and Secretary since May 2010. He has had extensive and diverse experience in start-up situations. From 2005 to 2009 Mr. Stepic served as vice president and CFO of Speyer Door and Window, Inc. where he oversaw all financial aspects of the company and also was in charge of Human Resources. Mr. Stepic also teamed with Mr. Speyer in June 2001 and helped lead Intelligent Systems Software, Inc. through the development of its initial business structure and systems. Mr. Stepic teamed with Mr. Speyer in the merger with Howtek, Inc., which led to the formation of ICAD, Inc., which is presently trading on NASDAQ under the symbol ICAD. From June 2002 until September 2003 Mr. Stepic served as director of finance of ICAD. After ICAD, Mr. Stepic joined DT&F LLC, a yacht brokerage business, as chief financial officer. Mr. Stepic’s early career in the New York area began in public accounting and eventually led to his joining start-up National Realty & Development Corp. in Greenwich, CT. Mr. Stepic directed all financial operations for this company from 1978 through 1996 and helped build it from a small team of five into a major real estate development and management company in the Northeast. Mr. Stepic holds an undergraduate degree from the University of Notre Dame, South Bend, Indiana and an MBA from New York University, New York, New York. Mr. Stepic is also a certified public accountant licensed in the State of New York. Mr. Stepic was chosen as a director for his experience as a CFO and extensive experience in start-up situations.

Todd F. Speyer has been our director and the Director of Business Development and Website Manager since January 2011. Prior to joining Bright Mountain Holdings Inc., Mr. Speyer was the marketing and product manager for Speyer Door and Window from 2005 to 2009. He was responsible for developing all the company’s websites, from product conception in 2005 through the sale of the company in 2009, including writing copy and initiating animations on the website to illustrate product concept prior to prototype completion. Additionally, he was responsible for market research, pricing, design, feature and studying distribution characteristics of other companies in the door and window space. His input was felt in product design areas including, pricing, colors, appearance, features, performance and overall perceived salability. Mr. Speyer created the Speyer Seven product features as the most important customer buying attributes based on customer feedback. Mr. Speyer graduated from Florida State University in 2004 with a BA in English Literature.  Mr. Todd Speyer was chosen as a director because of his prior experience in developing websites.

Todd F. Davenport has been a director since February 17, 2012. Mr. Davenport is an accomplished executive with significant domestic and international marketing, sales and general managerial experience. He is currently President and CEO of Oxira Medical, Inc., Boca Raton, FL and has been since 2008. Oxira Medical, Inc., formerly known as Breeze Medical, Inc., is a pre-commercialization stage company targeting the development of catheter-based medical products to be used in the treatment of coronary arteries. Mr. Davenport was recruited by the board of Cardio Optics, Inc. to be its President and CEO, where he worked from 2005 to 2007. Prior to that he was President, CEO and co-founder of Viacor, Inc. from 2000 to 2004. During this time he was the co-inventor of eight issued U.S. patents. Mr. Davenport’s early career began in 1972 where he worked as a Sales Rep for C.R. Bard, Inc., a major international medical device company.  Additional work experience included Vice President of Sales and Marketing for the Cordis Corporation from 1974 to 1986, Vice President and GM for Abiomed, Inc. from 1986 to 1990, Vice President of Marketing and Sales at Baxter International, Inc. from 1990 to 1992, President, International Division, St. Jude Medical, Inc. from 1992 to 1995.  Mr. Davenport served on the boards of the World Medical Manufacturing Corporation from 1995 to 1996 and Net Optix, Inc. from 1997 to 2000.  Mr. Davenport was chosen as a director because of his marketing, sales and executive experience.

Terms of Officers and Directors

Our directors hold office until the next special meeting of the shareholders and until their successors have been duly elected and qualified.  Our officers are elected at the special meeting of the Board of Directors and hold office until their successors are chosen and qualified or until their death, resignation, or removal.

Annual Meeting

Our annual meeting of our stockholders is expected to be held at a future date. This will be an annual meeting of stockholders for the election of directors. The annual meeting will be held at our principal office or at such other place as permitted by the laws of the State of Florida and on such date as may be fixed from time to time by resolution of our board of directors.

Committees of the Board of Directors

Our Company is managed under the direction of its board of directors.  Our board of directors plans to establish an audit committee as soon as practicable.

Audit Committee

We currently do not have an audit committee.  When formed, the audit committee will be comprised solely of directors who are independent and financially literate, as required by the Securities Exchange Act of 1934, as amended.  At least one member of the committee will have accounting or related financial management expertise.

ITEM 6.

EXECUTIVE COMPENSATION.

The following table sets forth the officer compensation received during the last two fiscal years, including salary, bonus and certain other compensation.

Summary Executive Compensation Table

Name & Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
W. Kip Speyer, CEO,	2012	62,000	2,000	0	0	0	0	0	64,000
President, Chairman	2011	60,000	2,000	0	0	0	0	0	62,000
	2010	0	0	0	0	0	0	0	0

Greg Stepic, Secretary	2012	62,000	2,000	0	0	0	0	0	64,000
CFO	2011	60,000	2,000	0	17,220	0	0	0	79,220
	2010	0	0	0	0	0	0		0

Employment Agreement

We do not have employment agreements with our executive officers. Annual base salary is presently $65,000 for Messrs. Speyer and Stepic. Subject to the availability of funding, the base salaries may be increased.

Director Compensation

We have not established standard compensation arrangements for our directors and the compensation payable to each director for services on the Board is determined by the Board. No director compensation was paid in 2012.

2011 Stock Option Plan

On April 20, 2011, the Company’s board of directors and majority stockholder adopted the 2011 Stock Option Plan (the “2011 Plan”), to be effective on January 3, 2011.  The purpose of the 2011 Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons into our development and financial success. Under the 2011 Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long-term incentive awards. The Company has reserved for issuance an aggregate of 500,000 shares of common stock under the 2011 Plan. The maximum aggregate number of shares of Company stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 100,000 shares. The 2011 Plan will be administered by the Company’s board of directors until such time as such authority has been delegated to a committee of the board of directors.

The material terms of each option granted pursuant to the 2011 Plan by the Company shall contain the following terms: (i) that the purchase price of each share purchasable under an incentive option shall be determined by the Committee at the time of grant, (ii) the term of each option shall be fixed by the Committee, but no option shall be exercisable more than 10 years after the date such option is granted and (iii) in the absence of any option vesting periods designated by the Committee at the time of grant, options shall vest and become exercisable in terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument.

On January 3, 2011, the Company granted, pursuant to the 2011 Plan, ten-year stock options to purchase 400,000 common shares of the Company, of which (i) 100,000 are exercisable on January 3, 2012 at $0.25 per share, (ii) 100,000 are exercisable on January 3, 2013 at $0.25 per share, (iii) 100,000 are exercisable on January 3, 2014 and (iv) 100,000 are exercisable on January 3, 2015 at $0.25 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2011:

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
W. Kip Speyer	0	0	0	0	0	0	0	0	0

Greg Stepic	25,000	75,000		$0.25	1/3/21

ITEM 7.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Certain Relationships and Related Transactions and Director Independence

There are no family relationships between any of our executive officers and directors with the exception of our chairman and CEO, W. Kip Speyer, who is the father of Todd F. Speyer, director and Director of Business Development and Website Manager.

On August 1, 2012 the Company secured notes from its majority shareholder, W. Kip Speyer in the amount of $100,000, and from shareholders Andrew Handwerker and Andrew Handwerker, Jr. in the amounts of $100,000 and $50,000 respectively. Each of the notes contain the same terms: maturity date, August 1, 2022, bear an interest rate of 10%, and are to be repaid, principle and interest monthly, based on a ten-year amortization schedule. As security for payment of these notes, the Company has granted a continuing lien and security interest in and to the following assets of the Company now owned or existing or hereafter acquired, reacquired or arising, and all related or derivative properties, rights, interests, accessions, products, proceeds, replacements or substitutions, whether now owned or existing or hereafter acquired or arising (collectively, the “Collateral”), consisting of: all of Company’s rights, title and interest in and to all tangible and intangible assets pertaining to the business including all accounts, chattel paper, commercial tort claims, deposit accounts, electronic paper chattel, goods, equipment, fixtures, general intangibles, inventory, instruments, intellectual property, investment property, letter of credit rights, payment intangibles, securities, securities accounts, and software. The Notes constitute a security agreement under the Florida Uniform Commercial Code.

On November 1, 2012 the Company secured an additional note from its majority shareholder, W. Kip Speyer, in the amount of $50,000 based on the same terms and conditions as noted above.

Mr. Davenport is considered an independent director within the meaning of Nasdaq Marketplace Rule 5605.

ITEM 8.

LEGAL PROCEEDINGS.

Bright Mountain anticipates that it will from time to time become subject to claims and legal proceedings arising in the ordinary course of business.  It is not feasible to predict the outcome of any such proceedings and Bright Mountain cannot assure you that their ultimate disposition will not have a material adverse effect on Bright Mountain business, financial condition, cash flows or results of operations. There are no legal claims or proceedings in progress or pending as of the date of this registration statement.

ITEM 9.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

There is no current public trading market for the common stock and there is no assurance that one will develop in the near future, if ever. We intend to seek application to be quoted on the over-the-counter bulletin board trading facility (“OTCBB”) shortly after filing this Form 10 Registration Statement.  We cannot assure that our shares will be approved for quotation or will trade with any volume or price.

Holders

There are approximately 34 holders of record of our common stock as of December 31, 2012.

Dividend Policy

We have never paid cash dividends on our common stock. Payment of dividends will be within the sole discretion of our board of directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. In addition, under Florida law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Florida statutes, or if there is no such surplus, out of our net profits for the year in which the dividend is declared and/or the preceding year. If, however, the capital of our company computed in accordance with the relevant Florida statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

Shares Eligible for Future Sale

Bright Mountain currently has 15,230,000 shares of common stock outstanding at December 31, 2012.  A current shareholder who is an “affiliate” of Bright Mountain, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Bright Mountain will be required to comply with the resale limitations of Rule 144. As of the date hereof a total of 13,560,000 shares have been held for 1 year or more and are eligible for resale under Rule 144. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about Bright Mountain. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least six months may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

The Company is filing this Form 10 in order to pursue additional funding opportunities in the public markets. We intend to seek a market maker to apply to have our common stock approved for quotation on the OTC Bulletin Board market immediately after the SEC advises us it has no further comments on this Form 10.

ITEM 10.

RECENT SALES OF UNREGISTERED SECURITIES

The following information reflects all of the sales of our securities within the past three years. Shares purchased in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D are as follows:

Name	Date of Issue	No. of Shares	Price per Share	Value of Consideration(1)

W. Kip Speyer	7/15/10	10,000,000	$0.01	$100,000
Andrew and Barbara Handwerker	12/1/10	1,600,000	$0.25	$400,000
Joseph A. and Kathy S. Colletta	12/1/10	200,000	$0.25	$50,000
Andrew J. Handwerker	12/3/10	240,000	$0.25	$60,000
Craig A. Handwerker Trust dtd 12/28/92	12/3/10	140,000	$0.25	$35,000
Andrew J. Handwerker Trust dtd 12/28/92	12/3/10	140,000	$0.25	$35,000
Dawn Marie Handwerker Trust dtd 12/28/92	12/3/10	140,000	$0.25	$35,000
Eugenia Alonso	12/1/10	400,000	$0.25	$100,000
Angela Alonso and Jennifer Hunecke	12/1/10	100,000	$0.25	$25,000
Stacy Stoddard	12/1/10	50,000	$0.25	$12,500
Laura Haase	12/1/10	50,000	$0.25	$12,500
Karl and Carol Scott	12/31/10	100,000	$0.25	$25,000
Robert A. Lilly	1/26/11	400,000	$0.25	$100,000
Charles and Gayle Lichtman	3/15/11	400,000	$0.25	$100,000
Todd Davenport	2/15/12	20,000	$0.50	$10,000
Drew Ricco (IRA)	2/22/12	100,000	$0.50	$50,000
Betsy Lichtman	3/9/12	50,000	$0.50	$25,000
William and Mary Ann Davenport	5/2/12	20,000	$0.50	$10,000
William C. Swaney Trust	5/2/12	50,000	$0.50	$25,000
Odette Worrell	5/29/12	50,000	$0.50	$25,000
Steven Arak	5/29/12	20,000	$0.50	$10,000
Richard Staller	7/25/12	40,000	$0.50	$20,000
Joseph Raio(2)	12/31/12	10,000	$0.50	$5,000
Cary Bartlett(2)	12/31/12	10,000	$0.50	$5,000
John Hoerber	12/31/12	20,000	$0.50	$10,000
Andrew Handwerker	12/31/12	100,000	$0.50	$50,000
Andrew J. Handwerker	12/31/12	100,000	$0.50	$50,000
Craig A. Handwerker Trust dtd 12/28/92	12/31/12	20,000	$0.50	$10,000
Andrew J. Handwerker Trust dtd 12/28/92	12/31/12	20,000	$0.50	$10,000
Dawn Marie Handwerker Trust dtd 12/28/92	12/31/12	20,000	$0.50	$10,000
Eugenia Alonso	12/31/12	100,000	$0.50	$50,000
Odette Worrell	12/31/12	30,000	$0.50	$15,000
Karl and Carol Scott	12/31/12	50,000	$0.50	$25,000
Betsy Lichtman	12/31/12	20,000	$0.50	$10,000
Drew Ricco	12/31/12	100,000	$0.50	$50,000
Richard Rogers	12/31/12	100,000	$0.50	$50,000
Robert A. Lilly	12/31/12	200,000	$0.50	$100,000
Pearlman Schneider LLP(2)	12/31/12	20,000	$0.50	$10,000
James De Blasio	1/31/13	100,000	$0.50	$50,000
Richard Rogers	2/25/13	100,000	$0.50	$50,000
James De Blasio	3/4/13	20,000	$0.50	$10,000

———————

(1)

Cash consideration unless shown otherwise.

(2)

Consideration was for services.

Sales and issuances by Company of the unregistered securities listed above were made by the Company in reliance upon Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D.  All of the individuals and/or entities listed above that purchased the unregistered securities were all known to the Company and its management, through pre-existing business relationships, as long standing business associates, friends, and employees. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company.  Each purchaser made written representation under Rule 506 of Regulation D, including net worth and sophistication.  The Company required written representation that each purchaser who was not an accredited investor, either alone or with his purchaser representative, had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the prospective investment, and the issuer reasonably believed (based on written representations) immediately prior to making any sale that the purchaser came within this description.

ITEM 11.

DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Authorized Capital Stock

Common Stock

Our authorized common stock consists of one hundred eighty million (180,000,000) shares of common stock, $.01 par value per share.  As of December 31, 2012, 15,230,000 shares of our common stock were issued and outstanding.

The holders of our common stock have no preemptive rights.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate, and issue in the future.

Preferred Stock

Our Articles of Incorporation authorize Bright Mountain to issue twenty million (20,000,000) Shares of Preferred Stock. As of December 31, 2012, we had no shares of Preferred Stock issued and outstanding.  The Board of Directors of the Company is authorized to issue the preferred stock from time to time in classes and series and is further authorized to establish such classes and series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each class or series, and to allow for the conversion of preferred stock into common stock.

Transfer Agent and Registrar

We currently act as our own transfer agent and registrar.

ITEM 12.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under our Articles of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  No officer or director may be may be indemnified, however, where the officer or director acted committed intentional misconduct, fraud, or an intentional violation of the law.

We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Florida.

Regarding the indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers and directors under Florida law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by our officer(s), director(s), or controlling person(s) in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

ITEM 13.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The audited consolidated financial statements of the Company for the years ended December 31, 2011 and 2010 and the unaudited financial statements for the nine months ended September 30, 2012, appear as pages F-1 through F-30.

ITEM 14.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Not applicable.

ITEM 15.

FINANCIAL STATEMENTS AND EXHIBITS.

(a)

Audited financial statements for December 31, 2012 and 2011

(b)

Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Bylaws *
3.3	Amended and Restated Articles of Incorporation**
10.1	2011 Stock Option Plan*
10.2	Lease**
10.3	Note payable to Andrew J. Handwerker dated August 1, 2012**
10.4	Note payable to Andrew Handwerker dated August 1, 2012**
10.5	Note payable to W. Kip Speyer dated August 1, 2012**
10.6	Note payable to W. Kip Speyer dated November 1, 2012**
10.7	Agreement with Google Adsense***
10.8	Agreement with News Distribution Network, Inc.***
10.9	Agreement with Atlantic Publishing***
10.10	Agreement with WYNIT Distribution, LLC***
10.11	Service Reseller Agreement with Active Hire, Inc.***
10.12	Agreement with Coupons.com***
21.1	List of Subsidiaries*

———————

* Filed as an exhibit to Registrants’ registration statement on Form 10, File No. 000-54887 filed January 31, 2013.

** Filed as an exhibit to Amendment No. 1 to Registrant’s registration statement on Form 10, File No. 000-54887 filed March 13, 2013.

*** Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 12, 2013	BRIGHT MOUNTAIN HOLDINGS, INC.

	By:	/s/ W. Kip Speyer
	Name:	W. Kip Speyer
	Title:	Chief Executive Officer (Principal Executive Officer)

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

INDEX TO FINANCIAL STATEMENTS

December 31, 2012 and 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of:

Bright Mountain Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Bright Mountain Holdings, Inc. and Subsidiaries (a development stage company) at December 31, 2012 and 2011, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2012 and for the period from May 20, 2010 (inception) to December 31, 2012.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bright Mountain Holdings, Inc. and Subsidiaries (a development stage company) at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2012 and for the period from May 20, 2010 (inception) to December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company reported a net loss and cash used in operations in 2012 of $931,855 and $892,450, respectively, and has a deficit accumulated during the development stage of $1,677,344 at December 31, 2012.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans as to these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 20, 2013

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Consolidated Balance Sheets

	December 31, 2012	December 31, 2011
ASSETS
Current assets
Cash	$336,684	$328,749
Prepaid costs and expenses	23,304	24,713
Inventories	40,450	6,252
Total current assets	400,438	359,714

Fixed assets, net	29,224	33,754
Other assets	8,700	8,700

Total assets	$438,362	$402,168

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accrued expenses	$25,518	$22,097
Premium finance loan payable	10,439	-
Long term debt to related parties, current portion	19,104	-
Total current liabilities	55,061	22,097

Long term debt to related parties	274,201	-
Total liabilities	329,262	22,097

Commitments and contingencies (Note 7)

Shareholders’ equity
Preferred stock, par value $0.01, 20,000,000 shares authorized, none issued and outstanding, respectively at December 31, 2012 and 2011	-	-
Common stock, par value $0.01, 180,000,000 shares authorized, 15,230,000 and 13,960,000 shares issued and outstanding, respectively at December 31, 2012 and 2011	152,300	139,600
Additional paid-in capital	1,634,144	985,960
Deficit accumulated during development stage	(1,677,344)	(745,489)
Total shareholders’ equity	109,100	380,071

Total liabilities and shareholders’ equity	$438,362	$402,168

See accompanying notes to consolidated financial statements

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Consolidated Statements of Operations

	For the Year Ended December 31,		May 20, 2010 (Inception) to December 31, 2012
	2012	2011

Product sales	$64,238	$-	$64,238
Revenues from services	851	-	851
Total revenue	65,089	-	65,089

Cost of sales	55,810	-	55,810

Gross profit	9,279	-	9,279

Selling, general and administrative expenses	930,009	685,001	1,675,564

Loss from operations	(920,730)	(685,001)	(1,666,285)

Other income (expense)
Interest income	20	66	86
Interest expense	(11,145)	-	(11,145)
Total other income (expense)	(11,125)	66	(11,059)

Net income (loss)	$(931,855)	$(684,935)	$(1,677,344)

Basic and diluted net loss per share	$(0.07)	$(0.05)	$(0.13)

Weighted average shares outstanding - Basic and Diluted	14,293,699	13,864,658	13,408,844

See accompanying notes to consolidated financial statements

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2012 and 2011 and for the Period

from May 20, 2010 (inception) to December 31, 2012

	Preferred Stock		Common Stock		Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount

Sales of common stock for cash ($0.01/share)	-	$-	10,000,000	$100,000	$-	$-	$100,000

Sale of common stock for cash ($0.25/share) pursuant to Private Placement Memorandum dated September 2, 2010	-	-	3,160,000	31,600	758,400	-	790,000

Net loss for period from May 20, 2010 (inception) to December 31, 2010	-	-	-	-	-	(60,554)	(60,554)

Balance, December 31, 2010	-	$-	13,160,000	$131,600	$758,400	$(60,554)	$829,446

Sale of common stock for cash ($0.25/share) pursuant to Private Placement Memorandum dated September 2, 2010	-	$-	800,000	$8,000	$192,000	$-	$200,000

Stock option compensation expense	-	-	-	-	35,560	-	35,560

Net loss for the year ended December 31, 2011	-	-	-	-	-	(684,935)	(684,935)

Balance, December 31, 2011	-	$-	13,960,000	$139,600	$985,960	$(745,489)	$380,071

See accompanying notes to consolidated financial statements

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2012 and 2011 and for the Period

from May 20, 2010 (inception) to December 31, 2012

	Preferred Stock		Common Stock		Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount

Balance, December 31, 2011	-	$-	13,960,000	$139,600	$985,960	$(745,489)	$380,071

Sale of common stock for cash ($0.50/share) pursuant to an Access Letter dated December 1, 2011	-	$-	1,230,000	$12,300	$602,700	$-	$615,000

Common stock issued for services	-	-	40,000	400	19,600	-	20,000

Stock option compensation expense	-	-	-	-	25,884	-	25,884

Net loss for the year ended December 31, 2012	-	-	-	-	-	(931,855)	(931,855)

Balance, December 31, 2012	-	$-	15,230,000	$152,300	$1,634,144	$(1,677,344)	$109,100

See accompanying notes to consolidated financial statements

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Consolidated Statements of Cash Flows

	For the Year Ended December 31,		May 20, 2010 (inception) to December 31, 2012
	2012	2011
Cash flows from operating activities:
Net Loss	$(931,855)	$(684,935)	$(1,677,344)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	7,230	7,096	14,326
Stock options compensation expense	25,884	35,560	61,444
Common stock issued for services	20,000	-	20,000
Changes in operating assets and liabilities:
Inventories	(34,198)	(6,252)	(40,449)
Prepaid costs and expenses	1,409	(7,887)	(23,304)
Accrued expenses	19,080	22,097	41,176
Other assets	-	-	(8,700)
Net cash used in operating activities	(892,450)	(634,321)	(1,612,851)

Cash flows from investing activities:
Purchase of fixed assets	(2,700)	(11,967)	(43,550)
Net cash used in investing activities	(2,700)	(11,967)	(43,550)

Cash flows from financing activities:
Proceeds from sale of common stock	615,000	200,000	1,705,000
Payments on premium finance loan	(5,220)	-	(5,220)
Loan proceeds from related party	300,000	-	300,000
Principal repayments on loans payable, related party	(6,695)	-	(6,695)
Net cash provided by financing activities	903,085	200,000	1,993,085

Net increase (decrease) in cash	7,935	(446,288)	336,684
Cash at beginning of period	328,749	775,037	-
Cash at end of period	$336,684	$328,749	$336,684

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$11,145	$-	$11,145
Cash paid for taxes	$-	$-	$-

Non-Cash investing and financing activities
Premium finance loan payable recorded as prepaid asset	$15,659	$-	$15,659

See accompanying notes to consolidated financial statements

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Bright Mountain Holdings, Inc. (“BMHI” or the “Company,” “we,” “us,” “our”, “Bright Mountain”) is a Florida corporation formed on May 20, 2010.  Its wholly owned subsidiaries, Bright Mountain LLC, and Five Peaks LLC, were formed as Florida limited liability companies in May 2011.

Bright Mountain is developing a personal website “portal” designed to attract and retain Internet audiences whose main purpose is to be a starting point when connecting to or searching the World Wide Web (Web), with a special emphasis on consumer needs, original news, original content, and giving back. The Bright Mountain website mission is to help people in need by developing a profitable enterprise and giving back a portion of pre-tax operating profits to charity.

The website, www.thebright.com, has its own unique characteristics including design elements like colors, shapes, layout and typefaces, as well as certain dynamic or interactive elements such as boxes, buttons and menus.  The “look and feel” of Bright Mountain can be described in terms such as “colorful”, “quality”, “fun” and “trustworthy”.  It contains in a number of sections a vast amount of consumer oriented information including aggregated and original news content, financial markets information and data, blogs, coupons, shopping, classified ads, and giving back.

Finally, upon registration by its users, the Bright Mountain home page is customizable based on individual interests.  It has links to social media websites and enables Internet search directly from its header section from all website pages.

Principles of Consolidation

The consolidated financial statements include the accounts of BMHI and its wholly owned subsidiaries, Bright Mountain LLC and Five Peaks LLC.  All significant inter-company balances and transactions have been eliminated in consolidation.

Development Stage Company

The Company has been in the development stage from inception through to December 31, 2012.  Activities during the development stage have been principally devoted to organizational activities, raising capital, software development and evaluating operational activities and business opportunities.  Since its formation, the Company has had minimal revenues from its planned operations.

Use of Estimates

Our consolidated financial statements are prepared in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”).  These accounting principles require management to make certain estimates, judgments, and assumptions.  We believe that the estimates, judgments, and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments, and assumptions are made.  These estimates, judgments, and assumptions can affect the reported amounts of assets and liabilities as of the date of our consolidated financial statements as well as reported amounts of revenue and expenses during the periods presented.  Our consolidated financial statements would be affected to the extent there are material differences between these estimates and actual results.  In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application.  There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.  Significant estimates included in the accompanying consolidated financial statements include the valuation of inventory, valuation of website costs, estimates of depreciation periods for fixed assets, valuation of equity based transactions, and the valuation allowance on deferred tax assets.

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market, with cost determined using a first-in, first-out method.

Property, Equipment and Depreciation

Property and equipment is recorded at cost.  Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets of seven years for office furniture and equipment and five years for computer equipment.  Leasehold improvements, if any, would be amortized over the lesser of the lease term or the useful life of the improvements.  Expenditures for maintenance and repairs along with fixed assets below our capitalization threshold are expensed as incurred.

Website Development Costs

The Company accounts for its website development costs in accordance with Accounting Standards Codification (“ASC”) ASC 350-50, “Website Development Costs” (“ASC 350-50”).  These costs, if any, are included in intangible assets in the accompanying consolidated financial statements or expensed immediately if the Company cannot support recovery of these costs from positive future cash flows.

ASC 350-50 requires the expensing of all costs of the preliminary project stage and the training and application maintenance stage and the capitalization of all internal or external direct costs incurred during the application and infrastructure development stage.  Upgrades or enhancements that add functionality are capitalized while other costs during the operating stage are expensed as incurred.  The Company amortizes the capitalized website development costs over an estimated life of three years.

As of December 31, 2012, all website costs have been expensed.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of FASB ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures its financial assets and liabilities in accordance with GAAP.  For certain of the financial instruments, including cash, accounts payable, accrued liabilities and expenses, the carrying amounts approximate fair value due to their short term maturities.

The Company adopted accounting guidance for financial and non-financial assets and liabilities (ASC 820).  The adoption did not have a material impact on our results of operations, financial position or liquidity.  This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures.  This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements.  This guidance does not apply to measurements related to share-based

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

payments.  This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost).  The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
•

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly.  These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Revenue Recognition

The Company recognizes revenue on our products in accordance with ASC 605-10, “Revenue Recognition in Financial Statements”.  Under these guidelines, revenue is recognized on sales transactions when all of the following exist:  persuasive evidence of an arrangement did exist, delivery of product has occurred, the sales price to the buyer is fixed or determinable and collectability is reasonably assured.  The Company has several revenue streams generated directly from its website and specific revenue recognition criteria for each revenue stream is as follows:

•

Sale of merchandise directly to consumers:  The Company’s product sales are recognized either FOB shipping point or FOB destination, dependent on the customer.  Revenues are therefore recognized at point of ownership transfer, accordingly.

•	Sale of classified advertisements: Sales revenue is recognized pro rata over the advertising period.
•	Sale of investment research: Sales revenue is recognized pro rata over the term of the customer’s subscription.
•	Coupons “clipped” by consumers on Company website: Sales revenue is recognized upon payment to the Company by the vendor, Coupons.com since the revenue is not determinable until it is received.
•

Advertising revenues are generated by users “clicking” on website advertisements utilizing several ad network partners:  Revenues are recognized, on a net basis, upon receipt of payment by the ad network partner since the revenue is not determinable until it is received.

The Company follows the guidance of ASC 605-50-25, “Revenue Recognition, Customer Payments”.  Accordingly, any incentives received from vendors are recognized as a reduction of the cost of products included in inventories. Promotional products or samples given to customers or potential customers are recognized as a cost of goods sold.  Cash incentives provided to our customers are recognized as a reduction of the related sale price, and, therefore, are a reduction in sales.

Cost of Sales

Components of costs of sales include product costs, any inventory adjustments and shipping costs to customers.

Shipping and Handling Costs

The Company includes shipping and handling fees billed to customers as revenues and shipping and handling costs for shipments to customers as cost of sales.

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Sales Return Reserve Policy

Our return policy generally allows our end users to return purchased products for refund or in exchange for new products.  We estimate a reserve for sales returns, if any, and record that reserve amount as a reduction of sales and as a sales return reserve liability.  Sales to consumers on our web site generally may be returned within a reasonable period of time.

Warranty Reserve Policy

The Company is a retail distributor of products and warranties are the responsibility of the manufacturer.  Therefore the Company does not record a record a reserve for product warranty.

Stock-Based Compensation

The Company accounts for stock-based instruments issued to employees for services in accordance with ASC Topic 718.  ASC Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees.  The value of the portion of an employee award that is ultimately expected to vest is recognized as an expense over the requisite service periods using the straight-line attribution method.  The Company accounts for non-employee share-based awards in accordance with the measurement and recognition criteria of ASC Topic 505-50, “Equity-Based Payments to Non-Employees”.  The Company estimates the fair value of stock options by using the Black-Scholes option-pricing model.

Advertising, Marketing and Promotion

Advertising, marketing and promotion expenses are expensed as incurred and are included in selling, general and administrative expenses on the accompanying statement of operations.  For the year ended December 31, 2012 and the year ended December 31, 2011, advertising, marketing and promotion expense was $95,330 and $33,406, respectively.

Income Taxes

We use the asset and liability method to account for income taxes.  Under this method, deferred income taxes are determined based on the differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements which will result in taxable or deductible amounts in future years and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided to reduce net deferred tax assets to the amount that, based on available evidence, is more likely than not to be realized.

The Company follows the provisions of ASC 740-10, Accounting for Uncertain Income Tax Positions.  When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.  The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

As of December 31, 2012, tax years 2012, 2011 and 2010 remain open for IRS audit.  The Company has received no notice of audit or any notifications from the IRS for any of the open tax years.

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Basic and Diluted Net Earnings (Loss) Per Common Share

In accordance with ASC 260-10, “Earnings Per Share”, basic net earnings (loss) per common share is computed by dividing the net earnings (loss) for the period by the weighted average number of common shares outstanding during the period.  Diluted earnings (loss) per share are computed using the weighted average number of common and dilutive common stock equivalent shares outstanding during the period.  As of December 31, 2012 there were 440,000 common stock equivalent shares outstanding as stock options.  Equivalent shares are not utilized when the effect is anti-dilutive.

Segment Information

In accordance with the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, the Company is required to report financial and descriptive information about its reportable operating segments.  The Company does not have any operating segments as of December 31, 2012.

Recent Accounting Pronouncements

Recent accounting standards that have been issued or proposed by FASB (Financial Accounting Standards Board) that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company sustained a net loss of $931,855 and used cash in operating activities of $892,450 for the year ended December 31, 2012.  The Company had an accumulated deficit of $1,677,344 at December 31, 2012.  These factors raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s continuation as a going concern is dependent upon its ability to generate revenues and its ability to continue receiving investment capital and loans from related parties to sustain its current level of operations.

Management plans to continue to raise additional capital through its existing Access Letter and is exploring additional avenues for future fund-raising through both public and private sources.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – INVENTORIES

Inventories consisted of the following at:

	December 31,
	2012	2011

Finished Goods	$40,450	$6,252

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

NOTE 4– FIXED ASSETS

Fixed assets consists of the following:

	December 31,		Depreciable Life (Years)
	2012	2011

Computer Equipment	$24,746	$22,046	5
Office Furniture & Equipment	18,804	18,804	7
Total Fixed Assets	43,550	40,850
Less: Accumulated Depreciation	(14,326)	(7,096)
Total Fixed Assets, net	$29,224	$33,754

Depreciation expense was $7,230 and $7,096 for the years ended December 31, 2012 and December 31, 2011, respectively.

NOTE 5 – LONG TERM DEBT TO RELATED PARTIES AND PREMIUM FINANCE LOAN PAYABLE

Notes payable, classified as both short-term and long-term at December 31, 2012 and December 31, 2011, consists of the following:

Notes Payable-Related Parties:
	December 31, 2012	December 31, 2011
Current portion of debt:
Chief Executive Officer	$9,513	$-
Shareholders	9,591	-
Total	$19,104	$-

Long term debt:
Chief Executive Officer	$137,515	$-
Shareholders	136,686	-
Total	$274,201	$-

On August 1, 2012 the Company borrowed funds and issued notes to its majority shareholder and CEO in the amount of $100,000, and to other shareholders in the amounts of $100,000 and $50,000 respectively.  Each of the notes contain the same terms: maturity date, August 1, 2022, bear an interest rate of 10%, and are to be repaid, principal and interest monthly, based on a ten-year amortization schedule.  The notes are secured by substantially all assets of the Company.

On November 1, 2012, the majority shareholder and CEO loaned the Company another $50,000.  The terms are: maturity date, November 1, 2022, bears an interest rate of 10%, and is to be repaid, principal and interest monthly, based on a ten-year amortization schedule.  The note is secured by substantially all assets of the Company.

Premium Finance Loan Payable:

Premium finance loans payable related to the financing of the Company’s Error & Omission (E&O) insurance coverage for the period September 6, 2012 through September 6, 2013.  The Company financed $15,659.19 of the total policy premium of $20,642.70 (including interest of $602.25) from Flatiron Capital.  The terms of the loan are nine equal payments of $1,739.91 per month beginning October 6, 2012.  The balance due was $10,439 at December 31, 2012.

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

NOTE 6 – ACCRUED EXPENSES

The major components of accrued expenses are summarized as follows:

	December 31,
	2012	2011

Inventory vendors	$19,529	$872
Ad agency fees	-	2,000
Advertising	229	2,941
Consulting fees	-	1,649
Legal fees	-	12,345
Website development expense	2,795	-
Web hosting expense	802	-
Various office expense	1,861	-
Other	302	2,290
	$25,518	$22,097

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  As of December 31, 2012 there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.

Lease Commitment

Leases

On January 3, 2011, the Company entered into a lease of approximately 2,000 square feet for a term of 39 months in Boca Raton, Florida at a base rent of approximately $4,000 per month.  Rent is all-inclusive and includes electricity during normal business hours, heat, air-conditioning, and water.

Future anticipated minimum lease payments total $45,050 for 2013, and $11,766 for the three-month period ending March 31, 2014.

Rent expense for the year ended December 31, 2012 and the year ended December 31, 2011 was $45,110 and $45,081 respectively.

Other Commitments

The Company entered into various contracts or agreements in the normal course of business, which may contain commitments.  During 2012, 2011 and 2010 the Company entered into agreements with third party vendors to supply website content and data, website software development, advertising, public relations, and legal services.

All of these commitments contain provisions whereby either party may terminate the agreement with specified notice, normally 30 days, and with no further obligation on the part of either party.

All expenses and liabilities relating to such contracts were recorded in accordance with GAAP during all periods presented in the accompanying consolidated financial statements.

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

NOTE 8 – RELATED PARTIES

A related party founder was issued 10,000,000 common shares as founder shares for $100,000 cash in 2010 and related parties were issued 1,600,000 common shares in a private placement in 2010 for $400,000 (included in the 3,160,000 common shares sold for cash in 2010).

In 2011, related party officers were granted 200,000 stock options (see Note 9).

In 2012, a director purchased 20,000 common shares for $10,000 and a related party purchased 100,000 common shares pursuant to an Access Letter dated December 1, 2011 for $50,000

As described in Note 5, certain related parties loaned funds to the Company in 2012.

NOTE 9– SHAREHOLDERS’ EQUITY

Preferred Stock

The Company authorized 20,000,000 shares of preferred stock with a par value of $0.01; none have been issued as of December 31, 2012 and 2011.

Common Stock

The Company has authorized 180,000,000 shares of common stock and issued 10,000,000 to the Company founder in July 2010 for $100,000 in cash at $.01 per share.  Subsequently, in 2010 and 2011, the Company raised additional capital through the issuance of common stock pursuant to a Private Placement Memorandum Dated September 2, 2010, whereby $790,000 and $200,000 in capital was raised through the issuance of 3,160,000 and 800,000 shares of common stock at $.25 per share in 2010 and 2011, respectively.  In 2012, the Company raised additional capital through the issuance of common stock pursuant to an Access Letter Dated December 1, 2011, whereby $615,000 in capital was raised through the issuance of 1,230,000 shares of common stock at $.50 per share.

Additionally, during 2012, the Company issued 40,000 shares of its common stock to three individuals for services rendered.  The Company valued these common shares based on the price recent investors paid for common shares pursuant to an Access Letter Dated December 1, 2011, or $.50 per share.  The total value for these shares is $20,000.

Stock Incentive Plan and Stock Option Grants to Employees and Directors

On April 20, 2011, the Company’s board of directors and majority stockholder adopted the 2011 Stock Option Plan (the “2011 Plan”), to be effective on January 3, 2011.  The purpose of the 2011 Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons into our development and financial success. Under the 2011 Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long-term incentive awards.  The Company has reserved for issuance an aggregate of 500,000 shares of common stock under the 2011 Plan.  The maximum aggregate number of shares of Company stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 100,000 shares.  The Company’s board of directors will administer the 2011 Plan until such time as such authority has been delegated to a committee of the board of directors.  The material terms of each option granted pursuant to the 2011 Plan by the Company shall contain the following terms: (i) that the purchase price of each share purchasable under an incentive option shall be determined by the Committee at the time of grant, (ii) the term of each option shall be fixed by the Committee, but no option shall be exercisable more than 10 years after the date such option is granted and (iii) in the absence of any option vesting periods designated by the Committee at the time of grant, options shall vest and become exercisable in terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument.

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

On January 3, 2011, the Company granted, pursuant to the 2011 Plan, ten-year stock options to purchase 400,000 common shares of the Company, of which (i) 100,000 are exercisable on January 3, 2012 at $0.25 per share, (ii) 100,000 are exercisable on January 3, 2013 at $0.25 per share, (iii) 100,000 are exercisable on January 3, 2014 and (iv) 100,000 are exercisable on January 3, 2015 at $0.25 per share.

The total fair value of stock option awards granted to employees during the year ended December 31, 2011 was $68,880, which is being recognized over the respective vesting periods. The Company recorded compensation expense of $35,560 for the year ended December 31, 2011.

On February 17, 2012, the Company granted 30,000 ten-year stock options to an employee which have an exercise price of $0.50 per share and cliff vest annually over three years starting February 17, 2013.  The fair value was computed at $10,302 or $0.3434 per option.

On April 16, 2012, the Company granted 10,000 ten-year stock options to a non-employee which have an exercise price of $0.50 and cliff vest annually over three years starting on April 16, 2013.  The fair value was computed at $3,432 or $0.3432 per option.

The Company recorded $25,884 of compensation expense for the year ended December 31, 2012 in connection with all the options.

As of December 31, 2012, 60,000 shares were remaining under the 2011 Plan for future issuance.

The Company estimates the fair value of share-based compensation utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of our stock price over the expected option term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates.  The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and directors, which are subject to ASC Topic 718 requirements.  These amounts are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants.  The Company recognizes compensation on a straight-line basis over the requisite service period for each award.  The following table summarizes the assumptions the Company utilized to record compensation expense for stock options granted during the years ended December 31, 2012 and 2011:

	For the Year Ended	For the Year Ended
Assumptions:	December 31, 2012	December 31, 2011
Expected term (years)	6.25	6.25
Expected volatility	80.0%	80.0%
Risk-free interest rate	0.38% - 0.41%	0.61%
Dividend yield	0.00%	0.00%
Expected forfeiture rate	0.00%	0.00%

The expected life is computed using the simplified method, which is the average of the vesting term and the contractual term.  The expected volatility is based on an average of similar public companies historical volatility, as the Company does not currently trade on the open market.  The risk-free interest rate is based on the U.S. Treasury yields with terms equivalent to the expected term of the related option at the time of the grant. Dividend yield is based on historical trends.  While the Company believes these estimates are reasonable, the compensation expense recorded would increase if the expected life was increased, a higher expected volatility was used, or if the expected dividend yield increased.

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

A summary of the Company’s stock option activity during the years ended December 31, 2012 and 2011 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance Outstanding, December 31, 2010	-	$-	-	$-
Granted	400,000	0.25	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-
Balance Outstanding, December 31, 2011	400,000	$0.25	-	$100,000
Granted	40,000	0.50	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-
Balance Outstanding, December 31, 2012	440,000	$0.27	8.1	$100,000
Exercisable at December31, 2012	100,000	$0.25	8.0	$250,000

The weighted-average grant-date fair value of options granted to employees during the year ended December 31, 2012 and 2011 was $0.34 and $0.17, respectively.  The Company expects all non-contingent outstanding employee stock options to eventually vest.

As of December 31, 2012 there were total unrecognized compensation costs related to non-vested share-based compensation arrangements of $21,169 to be recognized through March 2015.

NOTE 10 – INCOME TAXES

For the year ended December 31, 2012 and 2011 there was no provision for income taxes and deferred tax assets have been entirely offset by valuation allowances.

As of December 31, 2012, the Company has net operating loss carry forwards of  $1,590,382.  The carryforwards expire in years 2030 through 2032.  The Company’s net operating loss carry forwards may be subject to annual limitations, which could reduce or defer the utilization of the losses as a result of an ownership change as defined in Section 382 of the Internal Revenue Code.

The Company’s tax expense differs from the “expected” tax expense for Federal income tax purposes, (computed by applying the United States Federal tax rate of 34% to loss before taxes), as follows:

	Year Ended December 31, 2012	Year Ended December 31, 2011
Tax expense (benefit) at the statutory rate	$(316,831)	$(232,878)
State income taxes, net of federal income tax benefit	(23,063)	(16,952)
Change in valuation allowance	339,894	249,830
Total	$-	$-

The tax effects of the temporary differences between reportable financial statement income (loss) and taxable income (loss) are recognized as deferred tax assets and liabilities.

Bright Mountain Holdings, Inc. and Subsidiaries

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The tax effect of significant components of the Company’s deferred tax assets and liabilities at December 31, 2012 and 2011, are as follows:

	December 31,
Deferred tax assets:	2012	2011
Net operating loss carryforward	$580,092	$250,887
Accrued expenses	9,308	8,059
Stock option expense	22,412	12,971
Total gross deferred tax assets	611,811	271,917
Less: Deferred tax asset valuation allowance	(611,811)	(271,917)
Total net deferred tax assets	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

Because of the historical earnings history of the Company, the net deferred tax assets for 2012 and 2011 were fully offset by a 100% valuation allowance.

NOTE 11 – CONCENTRATIONS

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to a concentration of credit risk, consist principally of temporary cash investments.  The Company places its temporary cash investments with financial institutions not insured by the FDIC.  There have been no losses in these accounts through December 31, 2012.

Concentration of Funding

During 2012 a large portion of the Company’s funding was provided by the purchase of additional shares of the Company’s common stock and by loans from existing shareholders.

NOTE 12 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 20, 2013, the date the consolidated financial statements were issued and filed with the Securities and Exchange Commission.  Except for the disclosure below, the Company has determined that there were no other events that require disclosure or recognition in the consolidated financial statements.

In 2013, the Company has raised additional capital through the issuance of common stock pursuant to an Access Letter Dated December 1, 2011.  It has raised capital in the amount of $110,000 through the issuance of 220,000 shares of common stock at $.50 per share.

By unanimous written consent of the Board of Directors and holders of the majority of issued and outstanding shares of common stock of the Company, on January 28, 2013, the following resolutions were adopted: (1) that the Company forward split its common stock on a split basis and time to be determined, and (2) increase the authorized number of shares of Company common stock to 180,000,000 shares.  The increase in authorized shares is retroactively presented in the accompanying consolidated financial statements.